Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of

May 2, 2011

among

DG FASTCHANNEL, INC.,
as the Borrower,

The Lenders Party Hereto,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES LLC,

as Sole Bookrunner and Joint Lead Arranger

MERRILL LYNCH, PIERCE, FENNER & SMITH INC.,

as Joint Lead Arranger

BANK OF AMERICA, N.A. as Syndication Agent

U.S. BANK NATIONAL ASSOCIATION and WELLS FARGO BANK, N.A,

as Documentation Agents

i

ii

SCHEDULES

Schedule 1.01A	Revolving Credit Commitments
Schedule 3.05	Properties
Schedule 3.15	Subsidiaries
Schedule 5.10(f)	Collateral Matters
Schedule 6.04(b)	Investments
Schedule 6.09	Transactions with Affiliates
Schedule 6.10	Existing Restrictions

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Revolving Credit Note
Exhibit F-1	Form of U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships)
Exhibit F-2	Form of U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships)
Exhibit F-3	Form of U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships)
Exhibit F-4	Form of U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships)
Exhibit G	Form of Guaranty Agreement

iii

CREDIT AGREEMENT dated as of May 2, 2011 (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among DG FASTCHANNEL, INC., a Delaware corporation (the “Borrower”), each LENDER party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Issuing Bank (each as defined herein).

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.      Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any acquisition or series of related acquisitions by any Person of (a) all or substantially all of the capital stock or other Equity Interests in another Person, including by way of merger or consolidation, (b) all or substantially all of the business, assets or operations of another Person, or (c) a portion of the business, assets or operations of another Person constituting one or more divisions, business units or business lines of such other Person.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning specified in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Percentage” means, with respect to any Lender at any time, with respect to Revolving Credit Loans, Swingline Exposure or LC Exposure, a percentage equal to a fraction, the numerator of which is such Lender’s Revolving Credit Commitment at such time and the denominator of which is the Total Revolving Credit Commitment at such time (provided that if the Revolving Credit Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Total Revolving Credit Exposure at such time, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination; provided further that in the case of Section 2.19, when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Revolving Credit Commitments (disregarding any Defaulting Lender’s Revolving Credit Commitment) represented by such Lender’s Revolving Credit Commitment).

“Applicable Rate” means, for any day with respect to Eurodollar Revolving Credit Loans, or ABR Revolving Credit Loans, as the case may be, the applicable rate per annum set forth in the table below under the caption “Eurodollar Revolving Credit Loans / Letter of Credit Fees” or “ABR Revolving Credit Loans”, as the case may be, based upon the Consolidated Leverage Ratio as of the most recent date of determination:

Pricing Level	Consolidated Leverage Ratio	Eurodollar Revolving Credit Loans / Letter of Credit Fees	ABR Revolving Credit Loans
I	Greater than 1.50 to 1.00	2.75%	1.75%

II	Greater than 1.00 to 1.00, but less than or equal to 1.50 to 1.00	2.50%	1.50%

III	Greater than 0.50 to 1.00, but less than or equal to 1.00 to 1.00	2.25%	1.25%

IV	Less than or equal to 0.50 to 1.00	2.00%	1.00%

For purposes of the foregoing, (i) the Consolidated Leverage Ratio shall be determined as of the end of each Fiscal Quarter and set forth in the Compliance Certificate delivered to the Administrative Agent pursuant to Section 5.01(c) and (ii) any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.01(c); provided that (A) if a Compliance Certificate is not delivered when due in accordance with Section 5.01(c), then Pricing Level I shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until such time as such Compliance Certificate is delivered, whereupon the Applicable Rate shall be determined as if such Compliance Certificate had been timely delivered, and shall be effective as of the first Business Day immediately following the date such Compliance Certificate is delivered, and (B) prior to the initial delivery of a Compliance Certificate pursuant to Section 5.01(c), the Applicable Rate shall be determined by reference to Pricing Level IV.  Without limitation of any other provision of this Agreement or any other remedy available to the Administrative Agent or the Lenders under any of the Loan Documents, to the extent that any financial statements delivered pursuant to Section 5.01(a) or 5.01(b) or any information contained in any Compliance Certificate delivered pursuant to Section 5.01(c) shall be incorrect in any manner and the Borrower or any Subsidiary shall deliver to the Administrative Agent and/or the Lenders corrected financial statements or other corrected information in a Compliance Certificate or otherwise, the Administrative Agent may recalculate the Applicable Rate based upon such corrected financial statements or such other corrected information, and, upon written notice thereof to the Borrower, all Eurodollar Loans and ABR Loans shall bear interest based upon, and all Letter of Credit Fees and commitment fees payable hereunder shall accrue at, such recalculated Applicable Rate retroactively from the first Business Day immediately following the date of delivery of the erroneous financial statements or other erroneous information in question.  Any additional amounts payable as a result of such retroactive application that are attributable to prior periods shall be due and payable by the Borrower within three Business Days after its receipt of written demand therefor.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Arrangers” means J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Inc.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning specified in the preamble hereto.

“Borrowing” means (a) Revolving Credit Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Revolving Credit Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a telephonic or written request by the Borrower for a Borrowing in accordance with Section 2.03 and, with respect to written requests, in the form of Exhibit B and signed by the Borrower.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the aggregate of all expenditures (other than Permitted Acquisitions) by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including, without limitation, (i) replacements, capitalized repairs and improvements during such period, and (ii) capitalized software expenses) that should be capitalized under GAAP on a consolidated balance sheet of such Person.  For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade-in of existing assets or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash” means money, currency or a credit balance in a deposit account.

“Cash Equivalents” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)           fully collateralized repurchase agreements with a term of not more than seven days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)           money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“CFC” has the meaning assigned to such term in Section 5.10(a)(iv).

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) by any Governmental Authority made or issued after the date of this Agreement; provided however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, in connection therewith or in implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property of all Loan Parties or other Guarantors, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, on behalf of the Secured Parties, to secure any Secured Obligations.

“Collateral Access Agreement” has the definition assigned thereto in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, if any, the Intellectual Property Security Agreements and any other documents granting a Lien upon any Collateral as security for payment of the Secured Obligations.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated EBITDA” means for any period, for the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP, an amount equal to the sum, without duplication, of (a) Consolidated Net Income for such period, (b) Consolidated Interest Charges for such period to the extent deducted in determining such Consolidated Net Income, (c) the amount of taxes, based on or measured by income, to the extent deducted in determining such Consolidated Net Income, (d) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, (e) the amount of non-cash compensation paid to officers, directors or employees of the Borrower and the Subsidiaries deducted in determining such Consolidated Net Income, (f) Transaction Costs deducted in determining such Consolidated Net Income, (g) any non-recurring costs and extraordinary expenses approved by the Administrative Agent in its sole reasonable discretion, to the extent deducted in determining such Consolidated Net Income (h) restructuring charges and other items approved by the Administrative Agent in its sole reasonable discretion, to the extent deducted in determining such Consolidated Net Income and (i) the amount of all dividends and distributions paid in cash by an Excluded Subsidiary to a Loan Party, minus the following to the extent included in calculating such Consolidated Net Income: (x) Federal, state, local and foreign income tax credits of the Borrower and the Subsidiaries for such period, (y) all non-cash items increasing Consolidated Net Income for such period, and (z) any non-recurring gains and extraordinary income; provided that for all purposes, no more than 25% of Consolidated EBITDA may be comprised of Excluded Subsidiary EBITDA.  For any amount included in the calculation of Consolidated EBITDA subject to the approval of the Administrative Agent, such approval shall be deemed given if the Administrative Agent does not otherwise indicate in writing within ten (10) Business Days of receipt of a Compliance Certificate explicitly disclosing such amount.  Notwithstanding the foregoing, Consolidated EBITDA shall be deemed to be $29,011,000, $40,653,000, and

$31,917,000 for the Fiscal Quarters ending September 30, 2010, December 31, 2010 and March 31, 2011, respectively.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated EBITDA for the most recently completed Measurement Period, determined on a Pro Forma Basis, less (ii) payments in respect of Capital Expenditures for such Measurement Period to the extent paid in cash or with proceeds of Revolving Credit Loans by the Borrower and the Subsidiaries, to (b) the sum of (i) the aggregate principal amount of all regularly scheduled and unscheduled principal payments (other than unscheduled payments made in respect of the Loans) or redemptions or similar acquisitions for value of debt for borrowed money of the Borrower and the Subsidiaries during such Measurement Period, plus (ii) Consolidated Interest Charges for such Measurement Period to the extent paid in cash, plus (iii) the aggregate amount of Federal, state, local and foreign income taxes of the Borrower and the Subsidiaries with respect to such Measurement Period to the extent paid in cash.

“Consolidated Interest Charges” means, for any period, for the Borrower and the Subsidiaries, on a consolidated basis in accordance with GAAP, the sum of all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and the Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period, determined on a Pro Forma Basis.

“Consolidated Liquidity” means, at any time, an amount equal to the sum of (i) Cash and Cash Equivalents held at such time by the Loan Parties and (ii) the Total Revolving Credit Commitment, less Total Revolving Credit Exposure at such time.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and the Subsidiaries (excluding extraordinary gains and extraordinary losses), determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Indebtedness” means all Indebtedness of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  The terms “Controlling” and “Controlled”, and the term “Control” when used as a verb, have meanings correlative thereto.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar Amount” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars at such time.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the protection of the environment, the preservation or reclamation of natural resources, or the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means shares of capital stock (including preferred stock), partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any of the Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 303 of ERISA and Section 430 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived under present law); (b) a failure to meet the minimum funding standard of Section 430 of the Code or Section 303 of ERISA with respect to any Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, any Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Disregarded Entity” means any Subsidiary that (i) is disregarded as an entity separate from its owner for U.S. federal income tax purposes, (ii) owns any “stock entitled to vote” (within the meaning of Treasury Regulation Section 1.956-2(c)(2)) of a CFC in which the Borrower owns (directly or indirectly), in the aggregate, more than 65% of the stock entitled to vote, and (iii) is not owned (for U.S. federal income tax purposes) by a Subsidiary that is a CFC.

“Excluded Subsidiary” means any (a) Non-Guarantor Subsidiary, and (b) any Domestic Subsidiary acquired by the Borrower or any Subsidiary through a Permitted Acquisition, if concurrently with such Permitted Acquisition, the Borrower notifies the Administrative Agent in writing that such Domestic Subsidiary shall be an Excluded Subsidiary.

“Excluded Subsidiary EBITDA” means for any period the sum of that portion of each item described in clauses (a) through (h) of the definition of “Consolidated EBITDA” that is attributable, in each case, to an Excluded Subsidiary, minus (i) the sum of that portion of each item described in clauses (x) through (z) of the definition of “Consolidated EBITDA” that is attributable, in each case, to an Excluded Subsidiary, and (ii) the aggregate amount of all dividends and distributions paid in cash by any Excluded Subsidiary to a Loan Party during such period.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on (or measured by) its net income, or any franchise Taxes imposed in lieu thereof, by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or with which the recipient has a present or former connection (other than solely on account of the execution, delivery, performance, filing, recording and enforcement of, and the other activities contemplated in, this Agreement) if such Taxes are imposed as a result of such connection, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any U.S. federal withholding Taxes imposed on amounts payable to such Foreign Lender by any law in effect on the date such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Loan Party or other Guarantor with respect to such withholding Taxes pursuant to Section 2.16(a), (d) any U.S. federal withholding Tax to the extent imposed as a result of a failure to satisfy the applicable requirements or conditions of FATCA (that are necessary to avoid such withholding) after December 31, 2012, and (e) in the case of a Lender that is a U.S.

person (as defined under the Code), any backup withholding Tax that is required by Section 3406 of the Code to be withheld from amounts payable to such Lender.

“Extended Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender, if any, to make or otherwise fund any Extended Revolving Credit Loans and participate in Swingline Loans and Letters of Credit under an Extended Revolving Credit Subfacility in an aggregate principal and/or face amount not to exceed the amount set forth as the “Extended Revolving Credit Commitment” in the applicable Revolving Credit Extension Agreement or in the applicable Assignment and Assumption, subject to adjustment or reduction pursuant to the terms and conditions hereof, as the same may be changed from time to time pursuant to the terms hereof.  The amount of the Extended Revolving Credit Commitments is $0 as of the Effective Date, and “Extended Revolving Credit Commitments” means such commitments of all Revolving Credit Lenders in the aggregate.

“Extended Revolving Credit Loans” shall mean the Loans made pursuant to an Extended Revolving Credit Commitment.

“Extended Revolving Credit Subfacility” means any tranche of Extended Revolving Credit Commitments and the Extended Revolving Credit Loans made thereunder.

“Extended Revolving Credit Termination Date” means, with respect to an Extended Revolving Credit Subfacility, the date specified as such in the applicable Revolving Credit Extension Agreement.

“Extending Revolving Credit Lender” has the meaning set forth in Section 9.02(e)(i).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date hereof, any amendment or successor provisions that are substantively similar and which do not impose criteria that are materially more onerous than those contained in such sections, and any present or future Treasury regulations promulgated with respect thereto or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, with respect to any Person, the chief financial officer, treasurer or controller of such Person.

“Fiscal Quarter” means any fiscal quarter of the Borrower.

“Fiscal Year” means any fiscal year of the Borrower.

“Foreign Lender” means any Lender or Administrative Agent that, in each case, is organized under the laws of a jurisdiction other than the United States of America.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” shall mean any Domestic Subsidiary if substantially all of its assets consist of shares or other securities in one or more Foreign Subsidiaries that are CFCs.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means, collectively, the Domestic Subsidiaries of the Borrower listed on Schedule 3.15 (other than any Foreign Subsidiary Holding Company) and each other Subsidiary of the Borrower that is required to execute a Guaranty Agreement pursuant to Section 5.10(a).

“Guaranty Agreement” means a Guaranty Agreement in the form of Exhibit G executed by the Guarantors for the benefit of the Lenders.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services, including earnouts and post-closing payments to which the seller may become entitled (excluding current accounts payable incurred in the ordinary course of business and not more than 90 days past due), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (k) all net obligations of such Person under Swap Agreements in an amount equal to (i) if such Swap Agreement has been closed out, the unpaid termination value thereof or (ii) if such Swap Agreement has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Swap Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Financial Statements” means (a) the audited consolidated financial statements of the Borrower and the Subsidiaries for the three previous consecutive Fiscal Years ending prior to the Effective Date and (b) the unaudited consolidated financial statements of the Borrower and the Subsidiaries for each Fiscal Quarter ending after the most recently ended Fiscal Year and prior to the Effective Date.

“Intercompany Note” means a promissory note in an amount no greater than $27,000,000 given by DG FastChannel Canada ULC in favor of the Borrower, entered into no later than thirty (30) days after the Effective Date; provided that the Intercompany Note shall be on subordination terms reasonably acceptable to the Administrative Agent.

“Interest Election Request” means a telephonic or written request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07 and, with respect to written requests, in the form of Exhibit D and signed by the Borrower.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each Fiscal Quarter and the Maturity Date of the Revolving Credit Facility under which such Loan was made, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and upon termination of the Revolving Credit Commitments, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means any investment in any Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person or (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Venture” means (i) any joint venture entity, whether a company, unincorporated firm, association, partnership or any other entity which, in each case, is not a Subsidiary of the Borrower or any of the Subsidiaries but in which a Borrower or a Subsidiary has a direct or indirect Equity Interest and (ii) any asset or group of assets in which the Borrower or any Subsidiary thereof has a joint or shared ownership interest and/or control with one or more other Persons (other than the Borrower or any Subsidiary).

“LC Collateral Account” has the meaning set forth in Section 2.05(j).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage of the Total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 1.01A and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Fee” has the meaning set forth in Section 2.11(b).

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Credit Loan or a Swingline Loan.

“Loan Documents” means this Agreement, any Revolving Credit Notes issued pursuant to this Agreement, the Letters of Credit, any Letter of Credit applications, the Collateral Documents, the Guaranty Agreement, and all other agreements, instruments, documents and certificates executed and delivered at any time in connection herewith.

“Loan Parties” means, collectively, the Borrower and the Guarantors (other than Excluded Subsidiaries).

“Majority Facility Lenders” means, with respect to the Revolving Credit Facility or any Extended Revolving Credit Subfacility, the holders of more than 50% of the Total Revolving Credit Exposure outstanding under such facility (or, in the case of the Revolving Credit Facility, prior to any termination of the Revolving Credit Commitments, the holders of more than 50% of the Total Revolving Commitments, or, in the case of any Extended Revolving Credit Subfacility, prior to any termination of such Extended Revolving Credit Commitments, the holders of more than 50% of the Extended Revolving Credit Commitments).

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, property, operations or financial condition of the Borrower and the Subsidiaries, taken as a whole, (ii) the validity or enforceability of this Agreement, any Collateral Document or any Guaranty Agreement or the rights or remedies of the Administrative Agent and the Lenders thereunder, or (iii) the rights of or benefits available to the Administrative Agent or the Lenders under this Agreement, any Collateral Document or any Guaranty Agreement.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party that is material to the business, assets, property, operations or financial condition of such Person.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or Swap Obligations, of the Borrower or any Subsidiary in an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding the Threshold Amount.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary, as applicable, would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means May 2, 2016.

“Measurement Period” means, at any date of determination, the most recently completed four Fiscal Quarters (taken as a single period).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means the mortgages, deeds of trust, trust deeds, deeds to secure debt, leasehold mortgages and leasehold deeds of trust (together with the assignments of leases and rents referred to therein) delivered pursuant to Section 5.10(b), each in form and substance satisfactory to the Administrative Agent.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower that is not a Guarantor.

“Non-U.S. Cash Equivalents” means, for any Foreign Subsidiary, (a) securities issued or directly and fully guaranteed or insured by Canada and Great Britain or any agency or instrumentality thereof (provided that the full faith and credit of the respective country is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (b) time deposits, certificates of deposit, eurodollar time deposits and bankers’ acceptances of any Lender or any commercial bank having, or that is the principal banking subsidiary of a bank holding company organized under the laws of any foreign jurisdiction having capital, surplus and undivided profits aggregating in excess of $500,000,000 and having a long-term unsecured debt rating of at least “A-” or the equivalent thereof from S&P or “A3” or the equivalent thereof from

Moody’s, with maturities of not more than six months from the date of acquisition by such Person, (c) repurchase agreements with a term of not more than 30 days, involving securities of the types described in preceding clause (a), and entered into with commercial banks meeting the requirements of preceding clause (b), (d) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (c) above and (e) overnight deposits and demand deposit accounts (in the respective local currencies) maintained in the ordinary course of business.

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest which accrues during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties or other Guarantors to the Lenders or to any Lender, the Administrative Agent, the Issuing Bank or any indemnified party arising under the Loan Documents.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capital Lease Obligation, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, other than (A) any such taxes that would not have been imposed but for a present or former connection between any Lender and the jurisdiction imposing such taxes (other than solely on account of the execution, delivery, performance, filing, recording and enforcement of, and the other activities contemplated in, this Agreement), but only to the extent imposed on an assignment pursuant to

Section 9.04 (other than an assignment pursuant to a request by the Borrower under Section 2.18(b) or Section 9.02(d)) following the primary syndication, and (B) Excluded Taxes.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 9.04.

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by the Borrower or any other Loan Party; provided that:

(a)           at the time of such Acquisition, and immediately after giving effect thereto, the Consolidated Leverage Ratio of the Borrower as of the last day of the most recently ended Fiscal Quarter and/or Fiscal Year for which a Compliance Certificate has been delivered pursuant to Section 5.01(c), on a Pro Forma Basis, shall not exceed 1.50 to 1.00;

(b)           at the time of such Acquisition, and immediately after giving effect thereto, the Borrower shall have Consolidated Liquidity of no less than $25,000,000.

(c)           immediately prior to and after giving effect to such Acquisition, no Default or Event of Default shall have occurred and be continuing;

(d)           all representations and warranties contained in the Loan Documents shall be true and correct in all material respects as if made immediately following the consummation of such Acquisition, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date;

(e)           all transactions in connection with such Acquisition shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable governmental authorizations;

(f)            in the case of an Acquisition of Equity Interests of another Person, such Person and the direct owners of the Equity Interests in such Person shall, upon the consummation of such Acquisition, comply with the requirements of Section 5.10;

(g)           any Person or assets or division acquired is, at the time of such Acquisition, and shall be in the same business or lines of business, or business reasonably related thereto or reasonable extensions thereof, in which Borrower and/or the Subsidiaries are engaged as of the Effective Date;

(h)           such Acquisition shall have been approved or recommended by the board of directors or similar governing body of the Person acquired or the Person from whom such assets or division is acquired; and

(j)            the Borrower shall have delivered to the Administrative Agent, prior to such proposed Acquisition, a certificate, signed by a Financial Officer of the Borrower, evidencing compliance with clauses (a) and (b) of this definition, together with all relevant financial information with respect to the acquired assets, including, without limitation, the aggregate consideration for such Acquisition and any other information reasonably requested by the Administrative Agent to demonstrate such compliance.

“Permitted Amendment” has the meaning set forth in Section 9.02(e)(iii).

“Permitted Investments” means any Investment by the Borrower or any other Loan Party; provided that:

(a)           at the time of such Investment, and immediately after giving effect thereto, the Consolidated Leverage Ratio of the Borrower as of the last day of the most recently ended Fiscal Quarter and/or Fiscal Year for which a Compliance Certificate has been delivered pursuant to Section 5.01(c), on a Pro Forma Basis, shall not exceed 1.50 to 1.00;

(b)           at the time of such Investment, and immediately after giving effect thereto, the Borrower shall have Consolidated Liquidity of no less than $25,000,000.

(c)           immediately prior to and after giving effect to such Investment, no Default or Event of Default shall have occurred and be continuing;

(d)           all representations and warranties contained in the Loan Documents shall be true and correct in all material respects as if made immediately following the consummation of such Investment, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date;

(e)           all transactions in connection with such Investment shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable governmental authorizations;

(f)            in the case of an Investment in the Equity Interests of another Person, such Person and the direct owners of the Equity Interests in such Person shall, upon the consummation of such Investment, comply with the requirements of Section 5.10;

(g)           the Borrower shall have delivered to the Administrative Agent, prior to such proposed Investment, a certificate, signed by a Financial Officer of the Borrower, evidencing compliance with clauses (a) and (b) of this definition, together with all relevant financial information with respect to the Investment, including, without limitation, the aggregate consideration for such Investment and any other information reasonably requested by the Administrative Agent to demonstrate such compliance.

“Permitted Liens” means:

(a)           Liens imposed by law for taxes, assessments and governmental charges or levies that are not yet overdue by more than 30 days or are being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP;

(b)           Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, and repairmen’s Liens, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           deposits made to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(l);

(f)            easements, zoning restrictions, rights-of-way, minor irregularities in title and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g)           any interest or title of a lessor or sublessor under any lease of real estate;

(h)           leases, licenses, subleases or sublicenses granted to others in the ordinary course of business (including licenses and sublicenses of intellectual property);

(i)            Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(j)            Liens (i) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits, pooled deposits, sweep accounts or other funds maintained with such financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions, and (ii) that are contractual rights of setoff relating to agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business;

(k)           Liens arising from precautionary UCC financing statements; and

(l)            Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

provided that the term “Permitted Liens” shall not include any Lien securing Indebtedness.

“Permitted Restricted Payment” means any Restricted Payment by the Borrower or any other Loan Party; provided that:

(a)           at the time of such Restricted Payment, and immediately after giving effect thereto, the Consolidated Leverage Ratio of the Borrower as of the last day of the most recently ended Fiscal Quarter and/or Fiscal Year for which a Compliance Certificate has been delivered pursuant to Section 5.01, on a Pro Forma Basis, shall not exceed 1.50 to 1.00;

(b)           at the time of such Restricted Payment, and immediately after giving effect thereto, the Borrower shall have Consolidated Liquidity of no less than $25,000,000.

(c)           immediately prior to and after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing;

(d)           all representations and warranties contained in the Loan Documents shall be true and correct in all material respects as if made immediately following the consummation of such Acquisition, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date; and

(f)           the Borrower shall have delivered to the Administrative Agent, at least five Business Days prior to such proposed Restricted Payment, a certificate, signed by a Financial Officer of the Borrower, evidencing compliance with clauses (a) and (b) of this definition.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 430 of the Code or Section 303 of ERISA, and in respect of which the Borrower or any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means, with respect to any calculation for any period, a determination of such calculation on a pro forma basis, consolidated in accordance with GAAP, after giving effect to all Permitted Acquisitions, Dispositions and Restricted Payments made by the Borrower and the Subsidiaries during such period, as if such Permitted Acquisitions, such Dispositions and such Restricted Payments had occurred at the beginning of such period (such pro forma effect to be determined (i) in good faith by a Financial Officer of the Borrower and (ii) without giving effect to any anticipated or proposed change in operations, revenues, expenses or other items included in the computation of Consolidated EBITDA, except with the consent of the Administrative Agent).

“Purchase Money Obligations” means, for any Person, the obligations of such Person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purposes of financing all or any part of the purchase price of any tangible property or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within 180 days after such acquisition, installation, construction or improvement of such property by such Person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders holding more than 50% of the Total Revolving Credit Exposure and unused Revolving Credit Commitments at such time (with each Revolving Credit Lender’s LC Exposure and Swingline Exposure being deemed “held” by such Revolving Credit Lender for purposes of this definition).

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, the chief executive officer or any Financial Officer of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Person or any of such Person’s Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Revolving Credit Availability Period” means the period from and including the Effective Date to but excluding the Maturity Date.

“Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Revolving Credit Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, in an aggregate amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Schedule 1.01A under the caption “Revolving Credit Commitment”, or in the Assignment and Assumption pursuant to which such Revolving Credit Lender shall have assumed its Revolving Credit Commitment, as applicable, as such commitment may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, with respect to any Revolving Credit Lender at any time, the sum of the outstanding principal amount of such Revolving Credit Lender’s Revolving Credit Loans and its LC Exposure and its Swingline Exposure at such time.

“Revolving Credit Extension Agreement” shall mean a Revolving Credit Extension Agreement by and among, and in form and substance satisfactory to, the Administrative Agent, the Borrower, and the Extending Revolving Credit Lenders party thereto.

“Revolving Credit Extension Offer” has the meaning set forth in Section 9.02(e)(i).

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time (including each Extending Revolving Credit Lender, if any) or, if the Revolving Credit Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Credit Loan” has the meaning set forth in Section 2.01(a).

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Lender, substantially in the form of Exhibit E.

“Sale and Leaseback Transaction” means any sale or other transfer of any property by any Person with the intent to lease such property as lessee.

“Sanctioned Entity” shall mean (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a person or entity resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Secured Cash Management Agreement” means any Cash Management Agreement by and between the Borrower or any Subsidiary and any Person that is a Lender or an Affiliate of a Lender; provided that, if at any time such Person ceases to be a Lender or an Affiliate of a Lender, such Cash Management Agreement shall no longer be deemed to be a Secured Cash Management Agreement.

“Secured Cash Management Obligations” means all amounts owing by the Borrower and the Subsidiaries under each Secured Cash Management Agreement.

“Secured Obligations” means the Obligations, the Secured Swap Obligations and the Secured Cash Management Obligations.

“Secured Parties” means the holders from time to time of the Secured Obligations.

“Secured Swap Agreement” means any Swap Agreement by and between the Borrower or any Subsidiary and any Person that is a Lender or an Affiliate of a Lender; provided that, if at any time such Person ceases to be a Lender or an Affiliate of a Lender, such Swap Agreement shall no longer be deemed to be a Secured Swap Agreement.

“Secured Swap Obligations” means all Swap Obligations of the Borrower and the Subsidiaries under each Secured Swap Agreement.

“Security Agreement” means that certain Security Agreement dated as of the date hereof, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Covenants” has the meaning set forth in Section 5.01(c).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentage shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person any corporation, limited liability company, partnership, association or other entity of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such Person; provided that for purposes of the definitions of “Consolidated EBITDA”, “Consolidated Fixed Charge Coverage Ratio”, “Consolidated Interest Charges”, “Consolidated Net Income”, “Consolidated Indebtedness”, “Initial Financial Statements”, “Pro Forma Basis” , and for purposes of Section 3.04 and Section 5.01(a), (b) and (f) the term “Subsidiary”, in each case as used therein, shall mean with respect to any Person, any corporation, limited liability company, partnership, association or other entity that is a “subsidiary” of such Person for purposes of GAAP.  Unless otherwise specified, all references herein to “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swingline Limit” is defined in Section 2.04(a).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, similar charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means, at any date, an amount equal to $7,000,000.

“Total LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.

“Total Revolving Credit Commitment” means, at any time, the sum of the Revolving Credit Commitments of all Revolving Credit Lenders at such time.  The Total Revolving Credit Commitment shall be $150,000,000 on the Effective Date.

“Total Revolving Credit Exposure” means, at any time, the sum of the Revolving Credit Exposures of all Revolving Credit Lenders at such time.

“Transaction Costs” means all transaction fees, charges and other amounts related to this Agreement or any Permitted Acquisitions as approved by the Administrative Agent in its sole discretion (including, without limitation, any financing fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith).

“Transactions” means the execution, delivery and performance by the Loan Parties and other Guarantors of the Loan Documents to which they are party and the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a Letter of Credit issued by it; (ii) any other obligation (including any Guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unused Revolving Credit Commitment” means, at any time, for each Lender, the amount of such Lender’s Revolving Credit Commitment, less the aggregate outstanding principal amount of all Revolving Credit Loans made by such Lender.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.16(e)(ii)(D)(2).

“Voting Stock” means Equity Interests of any Person having ordinary power to vote in the election for members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingencies).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.      Classification of Loans and Borrowings  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Credit Loan”) or by Class and Type (e.g., an “ABR Revolving Credit Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Class and Type (e.g., an “ABR Revolving Credit Borrowing”).

SECTION 1.03.      Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.      Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01.     Revolving Credit Commitments.

(a)           Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees to make loans to the Borrower (each such loan, a “Revolving Credit Loan”) from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in (i) such Revolving Credit Lender’s Revolving Credit Exposure exceeding such Revolving Credit Lender’s Revolving Credit Commitment or (ii) the Total Revolving

Credit Exposure exceeding the Total Revolving Credit Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Credit Loans.

SECTION 2.02.      Loans and Borrowings.  (a)  Each Revolving Credit Loan shall be made as part of a Borrowing consisting of Revolving Credit Loans made by the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Credit Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)           At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Revolving Credit Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Total Revolving Credit Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).  Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000, provided that a Swingline Loan may be in an aggregate principal amount that is equal to the entire unused balance of the Swingline Limit.  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of six (6) Eurodollar Borrowings outstanding.

(d)           Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.      Requests for Borrowings.  To request a Revolving Credit Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Revolving Credit Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Revolving Credit Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Credit Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Revolving Credit Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the

Administrative Agent of a written Borrowing Request.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the aggregate amount of the requested Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)          in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)           the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Revolving Credit Borrowing is specified, then the requested Revolving Credit Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Revolving Credit Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Revolving Credit Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.      Swingline Loans

(a)           Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount (the “Swingline Limit”) at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000 or (ii) the sum of the Total Revolving Credit Exposure exceeding the Total Revolving Credit Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)           To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.  Any Swingline Loan will reduce the availability under the Swingline Lender’s Revolving Credit

Commitment (or participant Lender’s Revolving Credit Commitment as to any participation under the following subsection (c) as applicable) on a dollar-for-dollar basis.

(c)           The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which such Revolving Credit Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Credit Lender, specifying in such notice such Revolving Credit Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Revolving Loans made by such Revolving Credit Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Credit Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05.      Letters of Credit.  (a) General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Credit Availability Period, in support of obligations of the Borrower or any other Loan Party.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (prior to 11:00 a.m., New York City time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the Total LC Exposure shall not exceed $10,000,000 and (ii) the Total Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment.

(c)           Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, no later than the date that is one year after such renewal or extension) and (ii) the date that is thirty days prior to the Maturity Date.

(d)           Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Credit Lenders, the Issuing Bank hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Credit Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than (i) 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or (ii) if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that, if such LC Disbursement is not less than $500,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Credit Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Credit Borrowing or Swingline Loan.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Credit Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Credit Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Revolving Credit Loans made by such Revolving Credit Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Credit Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Credit Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Credit Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)            Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank;

provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Credit Lenders with respect to any such LC Disbursement.

(h)           Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Credit Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Credit Lender to the extent of such payment.

(i)            Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Revolving Credit Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)            Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Secured Parties (the “LC Collateral Account”), an amount in cash equal to the Total LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(i) or 7.01(j) or upon the acceleration of the Obligations under Section 7.01.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account, and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Total LC Exposure at such time or, if the maturity of the Revolving Credit Loans has been accelerated (but subject to the consent of Revolving Credit Lenders with LC Exposures representing greater than 50% of the Total LC Exposure), be applied to satisfy other Secured Obligations.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.06.      Funding of Borrowings.  (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Credit Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Revolving Credit Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07.      Interest Elections.  (a)  Each Revolving Credit Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Credit Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)           To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies  and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Revolving Credit Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the applicable Majority Facility Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08.      Termination, Reduction and Increase of Revolving Credit Commitments.  (a)  Unless previously terminated, the Revolving Credit Commitments shall terminate on the Maturity Date.

(b)           The Borrower may at any time (i) terminate, or from time to time reduce, the Revolving Credit Commitments; provided that (A) each reduction of the Revolving Credit Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $2,500,000 and (B) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Revolving Credit Loans in accordance with Section 2.10, the Total Revolving Credit Exposure would exceed the Total Revolving Credit Commitment, or (ii) terminate, or from time to time reduce, the Extended Revolving Credit Commitments; provided that (A) each reduction of the Extended Revolving Credit Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $2,500,000 and (B) the Borrower shall not terminate or reduce the Extended Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Extended Revolving Credit Loans in accordance with Section 2.10, the Total Revolving Credit Exposure under the Extended Revolving Credit Subfacility would exceed the Extended Revolving Credit Commitment.

(c)           The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Credit Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.08(c) shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Revolving Credit Commitments shall be permanent.  Each reduction of the Revolving Credit Commitments shall be made ratably among the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments.

(d)           The Borrower shall have the right, without the consent of the Revolving Credit Lenders, to cause from time to time an increase in the aggregate Revolving Credit Commitments of the Revolving Credit Lenders by adding one or more additional Revolving Credit Lenders (such new Revolving Credit Lenders to be subject to the approval of the Administrative Agent, such approval not to be unreasonably withheld) each with its own additional Revolving Credit Commitment or by allowing one or more Revolving Credit Lenders to increase their respective Revolving Credit Commitments; provided that (i) no Event of Default shall have occurred and be continuing, (ii) no such increase shall result in the Total Revolving Credit Commitment exceeding $200,000,000, (iii) each such increase shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000, and (iv) no Revolving Credit Lender’s Commitment shall be increased without such Revolving Credit Lender’s consent.

SECTION 2.09.      Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Credit Lender on the Maturity Date the then unpaid principal amount of each Revolving Credit Loan made to the Borrower and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date for Revolving Loans and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto (if any), (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request that Loans made by it be evidenced by a Revolving Credit Note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a Revolving Credit Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns).  Thereafter, the Loans evidenced by such Revolving Credit Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such Revolving Credit Note is a registered note, to such payee and its registered assigns).

SECTION 2.10.      Prepayment of Loans.

(a)           Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part; provided that the Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any such prepayment (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Credit Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08.  Promptly following receipt of any such prepayment notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in a principal amount in an integral multiple that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of the Loans under this paragraph shall be accompanied by all interest then accrued and unpaid on the principal so prepaid to the extent required by Section 2.12(d), together with any additional amounts required pursuant to Section 2.15.

(b)           Mandatory Prepayments of Revolving Credit Loans Due to Excess Total Revolving Credit Exposure.  If at any time the Total Revolving Credit Exposure exceeds the Total Revolving Credit Commitment, the Borrower shall immediately apply an amount equal to such excess to prepay the Revolving Credit Loans or cash-collateralize the Total LC Exposure (by depositing an amount equal to such excess in an LC Collateral Account), or a combination of the foregoing, until the Total Revolving Credit Exposure, net of the amount deposited in such cash collateral account, does not exceed the Total Revolving Credit Commitment.

(c)           General Provisions Relating to Mandatory Prepayments.  Each prepayment of the Loans under Section 2.10(b) shall be accompanied by all interest then accrued and unpaid on the principal so prepaid, together with any additional amounts required pursuant to Section 2.15.  Each such prepayment shall be applied to the Revolving Credit Loans of the Lenders in accordance with their respective Applicable Percentages of the Revolving Credit Loans at the time of prepayment.

SECTION 2.11.      Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee, which shall accrue at rate of 0.375% per annum on the daily amount of the Unused Revolving Credit Commitment of such Revolving Credit Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Credit Commitment terminates.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Credit Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)           The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Credit Lender a participation fee with respect to such Revolving Credit Lender’s participations in Letters of Credit (the “Letter of Credit Fee”), which shall accrue at the Applicable Rate on the average daily amount of such Revolving Credit Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Credit Lender’s Revolving Credit Commitment terminates and the date on which such Revolving Credit Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the Total LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which the Revolving Credit Commitments terminate and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Letter of Credit Fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All Letter of Credit Fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between the Borrower and the Administrative Agent.

(d)           All fees due and payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and Letter of Credit Fees, to the Revolving Credit Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.12.      Interest.

(a)           The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)           The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)           Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Credit Loans, upon termination of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Credit Loan prior to the end of the Revolving Credit Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13.      Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing of any Class:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)           the Administrative Agent is advised by the applicable Majority Facility Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Revolving Credit Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and such Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any ABR Borrowing of such Class to, or continuation of any Eurodollar Borrowing of such Class as, a Eurodollar Borrowing shall be ineffective, and each Eurodollar Borrowing of such Class shall on the last day of the Interest Period applicable thereto be converted to or continued as an ABR Borrowing.

SECTION 2.14.      Increased Costs.  (a)  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii)           impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit issued by the Issuing Bank or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)           If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)           A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15.      Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an increase of the Revolving Credit Commitments under Section 2.08(d)), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(a) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Revolving Credit Lender for the loss, cost and expense attributable to such event.  Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16.      Taxes.  (a)  Any and all payments by or on account of any obligation of a Loan Party or other Guarantor hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Party or other Guarantor shall be required by any Requirement of Law to deduct Taxes from such payments, then (i) to the extent such Taxes are Indemnified Taxes or Other Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Loan Party or other Guarantor shall make such deductions and (iii) the Loan Party or other Guarantor shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b)           In addition, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c)           The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any of the Obligations (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that such written demand shall set forth in reasonable detail (without disclosing any confidential information) the basis and calculation of the amount for which an indemnity is sought.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Taxes by any Loan Party or other Guarantor to a Governmental Authority pursuant to this Section, such Loan Party or other Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Tax Certification.

(i)            Any Foreign Lender (solely for purposes of this Section 2.16(e), the term “Foreign Lender” shall include any Issuing Bank that is not a United States person as defined under the Code) that is entitled to an exemption from or reduction of withholding tax with respect to payments under any Loan Document shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by any Requirement of Law, such properly completed and executed documentation prescribed by any Requirement of Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate.

In addition, any Lender or Issuing Bank that is not a Foreign Lender shall deliver such other documentation prescribed by any Requirement of Law (including, but not limited to, IRS Form W-9 or any successor form) or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or Issuing Bank is subject to backup withholding or information reporting requirements.  If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender or Issuing Bank, such Lender or Issuing Bank shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)           Without limiting the generality of the foregoing, each Lender or Issuing Bank, if it is legally eligible to do so, shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender or Issuing Bank becomes a party hereto, two original duly completed and executed copies of whichever of the following is applicable:

(A)          in the case of a Lender or Issuing Bank that is a United States person (as defined under the Code), IRS Form W-9 or successor form certifying that such Lender or Issuing Bank is exempt from U.S. Federal backup withholding tax;

(B)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or successor form establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or successor form establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)           in the case of a Foreign Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI or successor form;

(D)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or successor form and (2) a certificate substantially in the form of Exhibit F-1, F-2, F-3 or F-4, as applicable (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E)           in the case of a Foreign Lender that is not the beneficial owner of payments made under any Loan Document (including an entity classified for U.S. federal income tax purposes as a partnership or a participating Lender), an IRS Form W-8IMY or successor form on behalf of itself and all required supporting information; or

(F)           any other form prescribed by any Requirement of Law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by any Requirement of Law to be withheld.

(iii)          If a payment made to a Lender or Issuing Bank under this Agreement would be subject to United States federal withholding Tax imposed by FATCA if such Lender or Issuing Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Bank shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by Requirement of Law and at such time or times reasonably requested in writing by the Borrower or the Administrative Agent, such documentation prescribed by Requirement of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested in writing by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with any obligations they may have under FATCA, to determine that such Lender or Issuing Bank has complied with such Lender’s or Issuing Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(f)            Each Lender shall severally indemnify the Administrative Agent, within 10 days after written demand therefor, for the full amount of any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party or other Guarantor has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties and other Guarantors to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document or payment thereunder and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate stating the amount of Taxes so paid or payable by the Administrative Agent shall be conclusive of the amount so paid or payable absent manifest error.

(g)           If the Administrative Agent or a Lender determines, in its sole discretion reasonably exercised, that it has received a refund (or credit in lieu of a refund) of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which any Loan Party or other Guarantor has paid additional amounts pursuant to this Section, it shall pay over an amount equal to such refund or credit to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by any Loan Party or other Guarantor under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest, or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund or credit to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.16(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.16(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.17.     Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a)  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Floor 7, Chicago, Illinois 60603-2003; provided that (i) payments to be made directly to the Issuing Bank as expressly provided herein shall be made directly to the Issuing Bank, (ii) payments to be made directly to the Swingline Lender as expressly provided herein shall be made directly to the Swingline Lender and (iii) payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)                                  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender of the same Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders of the same Class to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of the same Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective

Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any or all of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                                  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d), 2.05(e), 2.06(b), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Sections, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.18.     Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent and the Issuing Bank, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including amounts payable under Section 2.14 or 2.16, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.19.     Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                  fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b)                                 the Revolving Credit Commitments, LC Exposure and Revolving Credit Exposure of such Defaulting Lender shall not, as applicable, be included in determining whether all Lenders, the Required Lenders or the Majority Facility Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c)                                  if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)                                     all or any part of such Swingline Exposure or LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC

Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments; and

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuing Bank only, the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii)                               if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)                              if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)                                 if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Credit Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is cash collateralized and/or reallocated; and

(d)                                 so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.19(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01.     Organization; Powers.  Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) is duly qualified to do business in, and is in good standing in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except, in the case of this clause (c), to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02.     Authorization; Enforceability.  The Transactions are within each Loan Party’s and each other Guarantor’s corporate, partnership, limited liability or other powers and have been duly authorized by all necessary corporate, partnership, limited liability or other action and, if required, all necessary action by its equity holders.  Each Loan Document to which each Loan Party or other Guarantor is a party has been duly executed and delivered by such Loan Party or other Guarantor and constitutes a legal, valid and binding obligation of such Loan Party or other Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.     Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person (including members, partners, shareholders or any class of directors, whether interested or disinterested, of the Borrower or any other Person), except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect the Liens created pursuant to the Loan Documents, (b) will not contravene the terms of the Organization Documents of the Borrower or any of the Subsidiaries, (c) will not violate any Requirement of Law applicable to the Borrower or any of the Subsidiaries, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment (other than with respect to Obligations under the Loan Documents) to be made by the Borrower or any of the Subsidiaries, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Subsidiaries (other than the Liens created by the Loan Documents).

SECTION 3.04.     Financial Statements; No Material Adverse Effect.  (a)  The Initial Financial Statements fairly present (i) the consolidated financial condition of the Borrower and the Subsidiaries as of December 31, 2008, December 31, 2009 and December 31, 2010, (ii) the consolidated results of operations of the Borrower and the Subsidiaries for the Fiscal Years ended December 31, 2008, December 31, 2009 and December 31, 2010, (iii) the consolidated financial condition of the Borrower and the Subsidiaries as of the last day of each Fiscal Quarter ended since December 31, 2010 and (iv) the consolidated results of operations of the Borrower and the Subsidiaries for each of the Fiscal Quarters ended since December 31, 2010, all in accordance with GAAP (subject, in the case of any unaudited Initial Financial Statements, to normal year-end adjustments and the absence of footnotes).

(b)                                 The most recent financial statements furnished pursuant to Section 5.01(a) fairly present (i) the financial position of the Borrower and its consolidated Subsidiaries as of the date thereof and (ii) the results of operations and cash flows of the Borrower and its consolidated Subsidiaries for the period covered thereby, all in accordance with GAAP.

(c)                                  The most recent financial statements furnished pursuant to Section 5.01(b) fairly present (i) the financial position of the Borrower and its consolidated Subsidiaries as of the date thereof and (ii) the results of operations and cash flows of the Borrower and its consolidated Subsidiaries for the period covered thereby, all in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes.

(d)                                 Since December 31, 2010, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.05.     Properties.  (a)  As of the Effective Date, Schedule 3.05 identifies each parcel of real property that is owned or leased by each Loan Party.  Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any Loan Party or, to the Borrower’s knowledge, any other party to any such lease or sublease exists that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  Each of the Borrower and the Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its real and personal property, free and clear of all Liens other than those permitted by Section 6.02.

(b)                                 Each of the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and, to the knowledge of the Borrower, the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person , except for such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.     Litigation and Environmental Matters.  (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.

(b)                                 Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries (i) has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability, (ii) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (iii) has become subject to any Environmental Liability.

SECTION 3.07.     Compliance with Laws; Governmental Authorizations; No Default.  (a)  Each of the Borrower and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, including but not limited to any applicable anti-terrorism or money laundering laws, except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)                                 None of the Loan Parties or their Subsidiaries is currently subject to any U.S. sanctions administered by OFAC.  The Borrower and its Subsidiaries will not directly or indirectly use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Joint Venture, joint venture partner or other Person, for the purpose of financing the activities of any Sanctioned Entity or Sanctioned Person or for the purpose of financing any activity that is prohibited as to U.S. persons under U.S. sanctions administered by OFAC.

(c)                                  Each of the Borrower and the Subsidiaries possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d)                                 No Default has occurred and is continuing.

SECTION 3.08.     Margin Regulations; Investment Company Status.  (a)  Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U of the Board.  No part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly, to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board.

(b)                                 Neither the Borrower nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.     Taxes.  Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all United States federal and all other material Tax returns and reports required by any Requirement of Law to have been filed by it and has timely paid or caused to be paid all Taxes reflected thereon and all other material Taxes required by any Requirement of Law to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings, for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.  No proposed Tax assessment has been received by the Borrower or its Subsidiaries in writing that would, if made, have a Material Adverse Effect.

SECTION 3.10.     ERISA.  (a)  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or an application for such a letter is currently being processed by the Internal Revenue Service with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Borrower, each Subsidiary and each ERISA Affiliate have made all required contributions to each Plan subject to Section 430 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)                                 There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  No ERISA Event has occurred or is reasonably expected to occur.

SECTION 3.11.     Disclosure.  None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared by the Borrower in good faith based upon assumptions believed by the Borrower to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.  There are no facts known to the Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in the other documents, certificates and statements furnished to the

Administrative Agent or the Lenders for use in connection with the transactions contemplated hereby.

SECTION 3.12.     Material Agreements; Income Distribution Restrictions.

(a)                                  Neither any Loan Party nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 None of the Subsidiaries are subject to any restrictions on the declaration or payment of dividends or similar distributions or transfers or loans by such Subsidiary of the income thereof by the terms of its Organization Documents or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary.

SECTION 3.13.     Solvency.  Each Loan Party is, and, after giving effect to any Borrowing or issuance, amendment, renewal or extension of any Letter of Credit hereunder, will be, Solvent.

SECTION 3.14.     Insurance.  The properties of the Borrower and the Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.

SECTION 3.15.     Capitalization and Subsidiaries.  The Equity Interests in each of the Borrower and the Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable.  Schedule 3.15 correctly sets forth (a) a complete list of all the Subsidiaries and (b) the ownership interest of each holder of the Equity Interests in each such Subsidiary, in each case as of the Effective Date.  There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Capital Stock of any Subsidiary, except as created by the Loan Documents.

SECTION 3.16.     Collateral.  The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 6.02) on all right, title and interest of the respective Loan Parties and other Guarantors in the Collateral described therein.

SECTION 3.17.     Use of Proceeds

The proceeds of the Loans shall be used for general corporate purposes and to pay certain fees and expenses related to this Agreement.

SECTION 3.18.     Labor Matters.  There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of the Subsidiaries as of the Effective Date, and neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

ARTICLE IV

Conditions

SECTION 4.01.     Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)                                  The Administrative Agent shall have received executed counterparts of (i) this Agreement from each party hereto, (ii) the Guaranty Agreement from the Subsidiaries required to execute and deliver the same pursuant to the provisions of Section 5.10, (iii) the Security Agreement from the Borrower and the Subsidiaries required to execute and deliver the same pursuant to Section 5.10 and (iv) all additional Loan Documents required to be delivered pursuant to the terms of this Agreement;

(b)                                 The Administrative Agent shall have received a Revolving Credit Note executed by the Borrower in favor of each Revolving Credit Lender requesting a Revolving Credit Note;

(c)                                  The Administrative Agent shall have received for each of the Loan Parties:

(i)                                     a copy of such Loan Party’s Organization Documents, as amended up to and including the Effective Date, (A) certified as of a recent date by the applicable Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation, and (B) certified as of the Effective Date by the secretary or assistant secretary of such Loan Party or a Responsible Officer of such Loan Party as being in full force and effect without further modification or amendment;

(ii)                                  a good standing certificate or certificate of status from the applicable Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Effective Date;

(iii)                               signature and incumbency certificates of the officers of such Loan Party executing the Loan Documents to which it is a party, dated as of the Effective Date; and

(iv)                              duly adopted resolutions of the board of directors or similar governing body of such Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Effective Date, certified as of the Effective Date by the secretary or assistant secretary of such Loan Party or a Responsible Officer of such Loan Party, as being in full force and effect without modification or amendment;

(d)                                 The Administrative Agent shall have received a favorable written opinion of Latham & Watkins LLP, counsel for the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Effective Date, and covering such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent and the Lenders may reasonably request;

(e)                                  The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the Loan Parties are located (within the meaning of the UCC) and each other jurisdiction that the Administrative Agent may reasonably request, and each such search shall reveal no liens on any assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent;

(f)                                    The Administrative Agent shall have received:

(i)                                     to the extent the Equity Interests pledged pursuant to the Security Agreement are certificated, the certificates representing such Equity Interests, together with an undated stock power for each such certificate executed in blank by the pledgor thereof (or such other instrument of transfer required under local law);

(ii)                                  any instruments evidencing any Indebtedness owed to any Loan Party pledged pursuant to any Collateral Document, endorsed in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof;

(iii)                               proper Uniform Commercial Code financing statements in form appropriate for filing in all jurisdictions that the Administrative Agent may deem necessary or advisable in order to perfect the Liens created under the Collateral Documents; and

(iv)                              evidence of the completion of all other actions, recordings and filings of or with respect to the Collateral Documents that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby;

(g)                                 The Administrative Agent shall have received from the applicable Loan Parties executed counterparts of each Intellectual Property Security Agreement required under the Security Agreement to be executed and delivered on the Effective Date;

(h)                                 The capitalization, structure and equity ownership of the Borrower and the Subsidiaries shall be satisfactory to the Administrative Agent and the Lenders;

(i)                                     The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower that:

(i)                                     the representations and warranties of the Loan Parties set forth in the Loan Documents are true and correct on and as of the Effective Date; and

(ii)                                  at the time of and immediately after giving effect to the Borrowings to be made on the Effective Date and Letters of Credit to be issued on the Effective Date, (x) no Default or Event of Default has occurred and is continuing and (y) (A) all preferred stock issued by the Borrower and/or the Subsidiaries has been repurchased and terminated, and (B) all other Indebtedness not otherwise permitted by this Agreement has been repaid in full and terminated;

(j)                                     The Lenders shall have received the Initial Financial Statements, certified by the chief financial officer or treasurer of the Borrower and in form and substance reasonably satisfactory to the Lenders;

(k)                                  The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, attesting to the Solvency of each Loan Party before and after giving effect to the Borrowings to be made and Letters of Credit to be issued on the Effective Date;

(l)                                     The Administrative Agent shall have received a perfection certificate from the Borrower, executed by a Financial Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent;

(m)                               The Administrative Agent shall have received evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with certificates of insurance and endorsements, naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitute Collateral;

(n)                                 The Administrative Agent shall have received (i) all fees required to be paid to the Administrative Agent, the Arrangers and the Lenders on or prior to the Effective Date and (ii) all other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document;

(o)                                 The Lenders shall have received, at least five Business Days prior to the Effective Date, to the extent requested, all documentation and other information with respect to the Borrower and the Subsidiaries required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(p)                                 There shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority (i) with respect to the Transactions or (ii) that could reasonably be expected to have a Material Adverse Effect; and

(q)                                 The Administrative Agent shall have received such other certificates, documents, instruments and agreements as the Administrative Agent or counsel to the Administrative Agent shall reasonably request.

For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory or reasonably satisfactory, as applicable, to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on May 31, 2011 (and, in the event such conditions are not so satisfied or waived, the Revolving Credit Commitments shall terminate at such time).

SECTION 4.02.     Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)                                  The representations and warranties of the Loan Parties and other Guarantors set forth in the Loan Documents shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b)                                 At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c)                                  Such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, shall not violate any Requirement of Law.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower that the conditions specified in this Section 4.02 have been satisfied on and as of the date thereof.

ARTICLE V

Affirmative Covenants

Until the Revolving Credit Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.     Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)                                  within 90 days after the end of each Fiscal Year, commencing with the Fiscal Year ended December 31, 2011, the Borrower’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows, setting forth in each case (for the Fiscal Year ending December 31, 2011 and each Fiscal Year thereafter) in comparative form the figures for the previous Fiscal Year, such consolidated statements reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)                                 within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending June 30, 2011, the Borrower’s consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows, setting forth in each case (for the Fiscal Quarter ending June 30, 2011 and each Fiscal Quarter thereafter) in comparative form the figures for the corresponding period or periods of (or the end of such period or periods with respect to balance sheets) the previous Fiscal Year, such consolidated statements certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)                                  concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate signed by a Financial Officer of the Borrower, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.12(a) and 6.12(b) (collectively, the “Specified Covenants”), and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Initial Financial Statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)                                 concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default under, or breach of, any of the Specified Covenants (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)                                  promptly upon their becoming available, notice of, and upon reasonable written request of the Administrative Agent, copies of, (i) each annual report, proxy or financial statement or other report or communication (other than those otherwise provided pursuant to this Section 5.1 and those which are of a promotional nature) sent to the stockholders of the Borrower, (ii) all annual, regular, periodic and special reports and registration statements and prospectuses, if any, which the Borrower may file with the SEC under Section 13 or 15(d) of the Exchange Act and not otherwise required to be delivered to the Administrative Agent hereunder and (iii) all material regulatory reports specifically concerning the Loan Parties and their Subsidiaries.

(f)                                    as soon as available, but in any event within 45 days after the end of each Fiscal Year, a copy of the forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Borrower and the Subsidiaries for the upcoming Fiscal Year, in form reasonably satisfactory to the Administrative Agent;

(g)                                 promptly, but in any event within 10 Business Days after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or similar governing body) of the Borrower or any audit committee of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any of the Subsidiaries, or any audit of any of them;

(h)                                 promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 5.01;

(i)                                     as soon as available, but in any event within 90 days after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and the Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request; and

(j)                                     promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of the Subsidiaries, or compliance with the terms of this Agreement or the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02.     Notices of Material Events.  Promptly, and in any event within five Business Days after any Responsible Officer of the Borrower obtains knowledge thereof, the Borrower will furnish to the Administrative Agent and each Lender written notice of the following:

(a)                                  the occurrence of any Default;

(b)                                 the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)                                  the occurrence of any ERISA Event; and

(d)                                 any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.     Preservation of Existence.  The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to (a) preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, privileges, franchises, and governmental authorizations and maintain all requisite authority to conduct its business in any jurisdiction of organization of each such Person, and (b) preserve, renew and keep in full force and effect the rights, qualifications, licenses, permits, privileges, franchises, and governmental authorizations and maintain all requisite authority to conduct its business in each other jurisdiction in which its business is conducted, except, in the case of clause (b), to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04.     Payment of Obligations.  The Borrower will, and will cause each of the Subsidiaries to, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all Taxes upon it or its properties or assets, unless (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to provisions to the contrary herein and any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

SECTION 5.05.     Maintenance of Properties.  The Borrower will, and will cause each of the Subsidiaries to, (a) keep and maintain all tangible property in good working order and condition, ordinary wear and tear excepted, and (b) make all necessary repairs to all tangible property and renewals and replacements thereof except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect or as otherwise prohibited by this Agreement.  The Borrower will take, and will cause each of the Subsidiaries to take, all commercially reasonable actions to preserve, renew and keep in full force and effect all material intellectual property rights of the Borrower and the Subsidiaries.

SECTION 5.06.     Books and Records; Inspection Rights.  The Borrower will, and will cause each of the Subsidiaries to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent or any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at any time and without advance notice, all at the expense of the Borrower.  The Borrower acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07.     Compliance with Laws.  The Borrower will, and will cause each of the Subsidiaries to, comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.     Use of Proceeds and Letters of Credit.  The proceeds of the Revolving Credit Loans will be used (a)  for general corporate purposes of the Borrower and the Subsidiaries (including, without limitation, working capital, capital expenditures and Permitted Acquisitions) and (b) to pay fees and expenses in connection with this Agreement and the related transactions.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.  Letters of Credit will be issued only for general corporate purposes.

SECTION 5.09.     Insurance.  The Borrower will, and will cause each of the Subsidiaries to, maintain with financially sound and reputable insurance companies not Affiliates of the Borrower insurance in such amounts, with such deductibles and covering such risks as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations, and providing (i) for payment of losses to the Administrative Agent as its interests may appear, (ii) that such policies may not be canceled or reduced or affected in any material adverse manner for any reason without 30 days prior notice (or 10 days prior notice in the event of cancellation for non-payment) to the Administrative Agent, and (iii) that the Lenders and the Administrative Agent are additional insureds thereunder.  The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.10.     Additional Collateral; Further Assurances.  (a)  The Borrower shall:

(i)                                     cause each Subsidiary (except to the extent provided in Section 5.10(a)(iv)), whether now existing or hereafter acquired or formed, to become a Guarantor by executing and delivering to the Administrative Agent the Guaranty Agreement or a supplement thereto, as applicable, in the form specified therein, whereby such Subsidiary shall guarantee the Secured Obligations;

(ii)                                  (A) cause each Subsidiary (except to the extent provided in Section 5.10(a)(iv)), whether now existing or hereafter acquired or formed, to become a grantor under the Security Agreement by executing and delivering to the Administrative Agent the Security Agreement or a supplement thereto in the form specified therein, as applicable, whereby such Subsidiary shall grant a security interest to the Administrative Agent in all of its assets constituting Collateral under the Security Agreement to secure the Secured Obligations, and (B) take whatever action (including delivering properly completed UCC financing statements) that may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject to the Liens permitted by Section 6.02) in the assets of such Subsidiary purported to be subject to the Security Agreement;

(iii)                               if any such Subsidiary required to comply with clauses (i) or (ii) of this Section owns or leases any real property, (A) deliver to the Administrative Agent Mortgages covering such real property, (B) deliver to the Administrative Agent such other documents with respect to such real property as the Administrative Agent shall request and deliver to the Administrative Agent current surveys for such real property acceptable to the Administrative Agent and by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Administrative Agent, and (C) take all such actions and execute and deliver, or cause to be executed and delivered, all such other documents, instruments, agreements, opinions and certificates with respect to such real property that the Administrative Agent shall reasonably request to create in favor of the Administrative Agent, for the benefit of Secured Parties, a valid and, subject to any applicable filings and/or recordings, perfected first priority security interest (subject to the Liens permitted by Section 6.02) in such real property;

(iv)                              notwithstanding anything to the contrary in this Agreement or any other Loan Document, (A) any Equity Interests required to be pledged pursuant to the Security Agreement shall be limited, and the Collateral shall be limited, in the case of Equity Interests issued by a Subsidiary that is a “controlled foreign corporation” (as defined in Section 957(a) of the Code) (such Subsidiary, a “CFC”) or a Foreign Subsidiary Holding Company, to (1) the Voting Stock of any such CFC or Foreign Subsidiary Holding Company representing 65% of the total voting power of all outstanding Voting Stock of such CFC or Foreign Subsidiary Holding Company or , in the case of a Foreign Subsidiary Holding Company, such higher percentage that is reasonably expected not to cause a deemed pledge of Voting Stock of any CFC owned by such Foreign Subsidiary Holding Company representing more than 65% of the total voting power of all outstanding stock of such CFC and (2) 100% of the Equity Interests of any such CFC or Foreign Subsidiary Holding Company not constituting Voting Stock of such CFC or Foreign Subsidiary Holding Company, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 5.10(a), (B) any Equity Interests of an Excluded Disregarded Entity required to be pledged pursuant to the Security Agreement shall be limited, and the Collateral shall be limited in the case of Equity Interests issued by an Excluded Disregarded Entity, to 65% of such Equity Interests or such higher percentage that is reasonably expected not to cause a deemed pledge of Voting Stock of any CFC owned by such entity representing more than 65% of the total voting power of all outstanding Voting Stock of such CFC, (C) no Subsidiary that is a CFC shall be required to comply with clauses (i) or (ii) of this Section 5.10(a), or pledge Equity Interests of any of its Subsidiaries or Joint Ventures, until such time as such Subsidiary is no longer a CFC, and (D) no Subsidiary that is a Foreign Subsidiary Holding Company shall be required to comply with clause (i) of this

Section 5.10(a) until such time as such Subsidiary is no longer a Foreign Subsidiary Holding Company; and

(v)                                 deliver to the Administrative Agent documents of the types referred to in Section 4.01(c) with respect to any Subsidiary required to comply with the provisions of clause (i), (ii) or (iii) of this Section 5.10(a), and, if requested by the Administrative Agent, favorable opinions of counsel (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clauses (i), (ii), (iii) and (iv) above), all in form, content and scope reasonably satisfactory to the Administrative Agent.

in the case of any Subsidiary formed or acquired after the Effective Date or, the Borrower shall cause such Subsidiary to comply with clause (i) and (ii) of this Section 5.10(a) within 30 days of such formation or acquisition.

(b)                                 Except to the extent otherwise expressly provided in the Security Agreement, upon the formation of any Joint Venture or the acquisition of any Equity Interests of a Joint Venture, the Borrower shall, within 30 days after such formation or acquisition, (A) cause all of the Equity Interests in such Joint Venture owned by the Borrower or any Subsidiary to be pledged to the Administrative Agent to secure the Secured Obligations by causing such direct owners of such Equity Interests party to the Security Agreement to execute and deliver to the Administrative Agent a supplement to the Security Agreement in the form specified therein, (B) deliver or cause to be delivered to the Administrative Agent all certificates and undated stock powers duly executed in blank (to the extent the Equity Interests of such Joint Venture are certificated) and other documents required by the Security Agreement with respect to such Equity Interests and (C) take or cause to be taken such other actions as may be necessary to provide the Administrative Agent with a first priority perfected pledge of and security interest (subject to the Liens permitted by Section 6.02) in such Equity Interests.

(c)                                  In the event that any Loan Party or other Guarantor acquires any fee interest in real property and such Loan Party’s or other Guarantor’s interest in such real property has not otherwise been made subject to the Lien of the Collateral Documents in favor of the Administrative Agent for the benefit of Secured Parties, then such Loan Party or other Guarantor shall (i) as promptly as practicable, provide notice thereof to the Administrative Agent, and (ii) contemporaneously with acquiring such real property (or by such later date as the Administrative Agent may agree in its sole discretion), (A) deliver to the Administrative Agent Mortgages covering such real property, (B) deliver to the Administrative Agent such other documents with respect to such real property as the Administrative Agent shall request and deliver to the Administrative Agent current surveys for such real property acceptable to the Administrative Agent and by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Administrative Agent, and (C) take all such actions and execute and deliver, or cause to be executed and delivered, all such other documents, instruments, agreements, opinions and certificates with respect to such real property that the Administrative Agent shall reasonably request to create in favor of the Administrative Agent, for the benefit of Secured Parties, a valid and, subject to any applicable filings and/or recordings, perfected first priority security interest (subject to the Liens permitted by Section 6.02) in such real property.

(d)                                 In the event that any Loan Party or other Guarantor acquires any leasehold interest in real property, then such Loan Party or other Guarantor shall deliver to the Administrative Agent a Collateral Access Agreement covering such property, executed by the lessor or grantor whose signature is required thereon.

(e)                                  Without limiting the foregoing, the Borrower will, and will cause each of the Subsidiaries to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties or other Guarantors.

(f)                                    The Borrower will, and will cause each of its Subsidiaries to (a) execute and deliver, or cause to be executed and delivered, the documents, and (b) complete, or cause to be completed, the tasks set forth on Schedule 5.10(f) hereto, in each case within the time limits specified on such schedule.

SECTION 5.11.     Compliance with Environmental Laws.  Except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each of the Subsidiaries to, (i) comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits, and (ii) obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in each case in accordance with the requirements of all Environmental Laws; provided that neither the Borrower nor any of the Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that (i) its obligation to do so is being contested in good faith and by proper proceedings, (ii) appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP, and (iii) the failure to make such undertaking pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.12.     Material Contracts.  The Borrower will, and will cause each of the Subsidiaries to, perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

ARTICLE VI

Negative Covenants

Until the Revolving Credit Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.     Indebtedness.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)                                  Indebtedness under the Loan Documents;

(b)                                 Indebtedness of any Subsidiary owing to the Borrower or any wholly-owned Subsidiary of the Borrower; provided that (i) in the case of Indebtedness owing to a Loan Party, such Indebtedness shall be evidenced by one or more promissory notes that are pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to the Security Agreement, (ii) in the case of any Indebtedness owing by a Loan Party to any Excluded Subsidiary, such Indebtedness shall be on subordination terms reasonably satisfactory to the Administrative Agent and (iii) such Indebtedness shall be otherwise permitted under the provisions of Section 6.04;

(c)                                  so long as no Default or Event of Default has occurred and is continuing, Purchase Money Obligations and Capital Lease Obligations of any Loan Party; provided that (i) any Liens securing such Indebtedness satisfy the requirements set forth in Section 6.02(c); and (ii) the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $10,000,000 at any time outstanding;

(d)                                 Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(e)                                  Indebtedness of any Loan Party under Swap Obligations incurred pursuant to Swap Agreements permitted by Section 6.07; provided that if such Swap Obligations relate to interest rates, (i) such Swap Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Swap Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Swap Obligations relate;

(f)                                    Indebtedness owing to any Lender incurred by Foreign Subsidiaries in an amount not to exceed a Dollar Amount of $25,000,000 in the aggregate for all Foreign Subsidiaries at any time outstanding;

(g)                                 customary indemnification and purchase price adjustment obligations (including earnouts) incurred in connection with Permitted Acquisitions and Dispositions permitted under Section 6.05;

(h)                                 Guarantees incurred in the ordinary course of business in respect of obligations to lessors under operating leases;

(i)                                     Indebtedness owing under the agreements set forth on Schedule 6.01(i) or to any Lenders or other financial institutions approved in writing by the Administrative Agent in its sole discretion in respect of any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements in the ordinary course of business;

(j)                                     Guaranty Obligations in respect of Indebtedness of the Loan Parties otherwise permitted under this Section 6.01;

(k)                                  the Intercompany Note; and

(l)                                     unsecured Indebtedness of the Loan Parties of a type not otherwise described in this Section in an aggregate principal amount not to exceed $7,500,000 at any time outstanding.

SECTION 6.02.     Liens.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                                  Liens created pursuant to any Loan Document;

(b)                                 Permitted Liens;

(c)                                  Liens securing Purchase Money Obligations described in Section 6.01(c); provided that any such Liens attach only to the property subject to such obligation or applicable capital lease and do not extend to any other property of the Borrower or any of the Subsidiaries;

(d)                                 Liens on any cash earnest money deposits made by a Loan Party in connection with any letter of intent or purchase agreement entered into with respect to a Permitted Acquisition; and

(e)                                  Liens securing Indebtedness incurred pursuant to Section 6.01(f); provided, that (i) such Liens do not extend to, or encumber, property which constitutes Collateral, and (ii) such Liens extend only to the property of the Foreign Subsidiary incurring such Indebtedness and, only if such Foreign Subsidiary is not a direct Subsidiary of a Loan Party, the Equity Interests of such Foreign Subsidiary.

SECTION 6.03.     Fundamental Changes; Change in Nature of Business.  (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, or Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(i)                                     if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom, any Subsidiary of the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving entity;

(ii)                                  if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom, any Subsidiary of the Borrower (whether or not a Guarantor) may merge into any Guarantor in a transaction in which the surviving entity is a Guarantor;

(iii)                               any Non-Guarantor Subsidiary may merge into any other Non-Guarantor Subsidiary;

(iv)                              any Non-Guarantor Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not disadvantageous to the Lenders;

(v)                                 any Subsidiary that is a Guarantor may (A) Dispose of all or substantially all of its assets to any Loan Party, or (B) dissolve, provided that (1) prior to such dissolution, such Subsidiary shall have Disposed of all of its assets (if any) to a Loan Party, and (2) the Borrower determines in good faith that such dissolution is in the best interests of the Borrower and is not disadvantageous to the Lenders; and

(vi)                              any Non-Guarantor Subsidiary may Dispose of all or substantially all of its assets to any Excluded Subsidiary, or any Loan Party;

(b)                                 The Borrower will not, and will not permit any of the Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries, or reasonably related thereto, on the Effective Date and businesses reasonably related thereto.

SECTION 6.04.     Investments, Loans, Advances and Acquisitions.  The Borrower will not, and will not permit any of the Subsidiaries to, make, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any Investment in any Person, or make any Acquisition, except:

(a)                                  Cash Equivalents;

(b)                                 Investments in existence on the Effective Date and described in Schedule 6.04(b);

(c)                                  Investments by Foreign Subsidiaries in Non-U.S. Cash Equivalents;

(d)                                 Investments (including loans and advances, but excluding Acquisitions) by the Borrower and the Subsidiaries in any Loan Party and loans and advances by any

Subsidiary to the Borrower; provided that any such loans and advances by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Security Agreement, and such loans and advances shall be on subordination terms reasonably satisfactory to the Administrative Agent;

(e)                                  Investments by any Non-Guarantor Subsidiary in any Excluded Subsidiary;

(f)                                    Investments by any Excluded Subsidiary that is a Domestic Subsidiary in the Equity Interests of other Excluded Subsidiaries which are Domestic Subsidiaries, which Investments are in existence on the date of the Permitted Acquisition of such Excluded Subsidiaries under Section 6.04(i).

(g)                                 if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom, Investments consisting of loans and advances by any Loan Party to any Excluded Subsidiary in an aggregate amount not to exceed $3,000,000 (or $5,000,000 at any time at which the Consolidated Leverage Ratio of the Borrower as of the last day of the most recently ended Fiscal Quarter for which a Compliance Certificate has been delivered pursuant to Section 5.01(c) shall not exceed 1.50 to 1.00) for all such loans and advances outstanding at any time; provided that no such loan or advance shall remain outstanding for more than 365 days;

(h)                                 Investments consisting of extensions of credit (other than to the Borrower or any of its Subsidiaries) in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(i)                                     Investments consisting of promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05(j), in an aggregate amount not to exceed $5,000,000 at any time outstanding for all such Investments;

(j)                                     Permitted Acquisitions;

(k)                                  if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom, Investments in Joint Ventures or a minority interest in the Equity Interests of another Person (other than the Borrower or any of its Subsidiaries) in an aggregate amount not to exceed $10,000,000 for all such Investments made from the Closing Date through the Maturity Date; provided that such Joint Venture or such Person shall be in the same business or lines of business, or business reasonably related thereto, in which Borrower and/or the Subsidiaries are engaged as of the Closing Date;

(l)                                     if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom, Investments not otherwise permitted by this Section, in an aggregate amount during the term of this Agreement not to exceed $5,000,000;

(m)                               Permitted Investments not otherwise permitted by this Section (including, without limitation, Section 6.04(k)), in an aggregate amount during the term of this Agreement not to exceed $5,000,000; and

(n)                                 the Intercompany Note.

SECTION 6.05.     Dispositions.  The Borrower will not, nor will it permit any of the Subsidiaries to, Dispose of any asset, including any Equity Interests owned by it, nor will the Borrower issue any preferred stock or other similar Equity Interests or permit any of the Subsidiaries to issue any additional Equity Interests (other than, for Equity Interests issued by a Subsidiary, to the Borrower or another Subsidiary in compliance with Section 6.04), except:

(a)                                  Dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or other tangible property in the ordinary course of business;

(b)                                 The license of intellectual property in the ordinary course of business;

(c)                                  The abandonment or lapse of intellectual property assets in the ordinary course of business, provided that such abandonment or lapse could not be reasonably expected to have a Material Adverse Effect;

(d)                                 Dispositions of assets to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such assets is a Loan Party, the transferee thereof must be a Loan Party; provided further that such Dispositions are made in compliance with Section 6.08, to the extent applicable;

(e)                                  Dispositions permitted by Section 6.03;

(f)                                    Restricted Payments permitted by Section 6.08;

(g)                                 Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business and consistent with past practices; and

(h)                                 Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(i)                                     Dispositions of Equity Interests of a Foreign Subsidiary to another wholly-owned Subsidiary; and

(j)                                     if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom, other Dispositions in an aggregate amount not to exceed the sum of $2,000,000 during the term of this Agreement, plus the amount of any credit received in connection with the Disposition of any property for the purchase price of similar replacement property, which such replacement property is acquired promptly, and in any event no more than 60 days, after such Disposition, or the amount of cash proceeds received in connection with a Disposition of property, which are promptly, and in any event no more than 60 days, after such Disposition applied to the purchase price of similar replacement property.

provided that all Dispositions exceeding the sum of $2,000,000 permitted by clauses (a)(i), (b) and (j) of this Section 6.05 shall be made for fair market value, as determined in good faith and approved by the board of directors or similar governing body of the disposing Person.

SECTION 6.06.     Capital Expenditures

Make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding $35,000,000 in any Fiscal Year; provided, that (a) up to 50% of any such amount referred to above, if not so expended in the Fiscal Year for which it is permitted, may be carried over for expenditure in the next succeeding Fiscal Year and (b) Capital Expenditures made pursuant to this Section during any Fiscal Year shall be deemed made, first, in respect of amounts permitted for such Fiscal Year as provided above and, second, in respect of amounts carried over from the prior Fiscal Year pursuant to clause (a) above.

SECTION 6.07.     Swap Agreements.  The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Swap Agreement, except Swap Agreements entered into in the ordinary course of business and consistent with prudent business practice for the purpose of hedging or mitigating risks (and not for purposes of speculation) associated with fluctuations in interest rates and foreign exchange rates; provided that the counterparty to any Swap Agreement permitted by this Section shall be, at the time it enters into such Swap Agreement, a Lender or an Affiliate thereof.

SECTION 6.08.     Restricted Payments; Certain Payments of Indebtedness. (a) The Borrower will not, nor will it permit any of the Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i)                                     each Subsidiary of the Borrower may make Restricted Payments to the Borrower, and to any Subsidiaries of the Borrower that are Guarantors;

(ii)                                  each Non-Guarantor Subsidiary of the Borrower may make Restricted Payments to any Excluded Subsidiary of the Borrower;

(iii)                               the Borrower and each other Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(iv)                              payments by Borrower to repurchase or redeem qualified capital stock of the Borrower held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of Borrower or any of its Subsidiaries, upon their death, disability, retirement, severance or termination of employment or service; provided, that the aggregate cash consideration paid for all such redemptions and repurchases shall not exceed, in any Fiscal Year, $3,000,000;

(v)                                 if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom, the repurchase, redemption or other acquisition or retirement of Equity Interests deemed to occur upon the exercise or exchange of options, warrants or other similar rights to the extent such Equity Interests represent a portion of the exercise or exchange price of those options, warrants or other similar rights, and the repurchase, redemption or other acquisition or retirement of Equity Interests made in lieu of withholding taxes resulting from the exercise or exchange of options, warrants or similar rights; provided that the aggregate cash consideration paid for all such repurchases, redemptions or acquisitions shall not exceed, in any Fiscal Year, $3,000,000; and

(vi)                              the Borrower and its Subsidiaries may make Permitted Restricted Payments;

(b)                                 The Borrower will not, nor will it permit any of the Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination agreements with respect to, or subordination terms of, any Indebtedness, except:

(i)                                     prepayments of Indebtedness arising under the Loan Documents;

(ii)                                  prepayments of Indebtedness owed to any Loan Party; and

(iii)                               if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom, prepayments of Indebtedness permitted under Section 6.01.

SECTION 6.09.     Transactions with Affiliates.  The Borrower will not, and will not permit any of the Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business, at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties, (c) any transaction permitted by Section 6.03 and not otherwise prohibited hereunder, (d) any Investment permitted by Section 6.04 (other than clause (i) thereof), (e) any Disposition permitted by Section 6.05(d) or Section 6.05(i), (f) any Restricted Payment permitted by Section 6.08, (g)(i) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements and (ii) reasonable incentive bonuses payable to officers and employees in connection with Dispositions of assets of Borrower or its Subsidiaries, in each case approved by the Board of Directors of the Borrower; and (h) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 6.09 or any amendment thereto to the extent such amendment, in the sole judgment of the Administrative Agent, is not materially adverse to the Lenders..

SECTION 6.10.     Restrictive Agreements.  The Borrower will not, and will not permit any of the Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to make Restricted Payments to, to make or repay loans or advances to, or to transfer assets to, the Borrower or any Guarantor or to Guarantee Indebtedness of the Borrower; provided that (i) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment thereof.

SECTION 6.11.     Amendment of Organization Documents.  The Borrower will not, and will not permit any of the Subsidiaries to, amend any of its Organization Documents if such amendment would be adverse to the Administrative Agent or the Lenders.

SECTION 6.12.     Financial Covenants.  (a)  Consolidated Leverage Ratio.  The Borrower will not permit the Consolidated Leverage Ratio as of the end of any Fiscal Quarter to be greater than 2.00 to 1.00.

(b)                                 Consolidated Fixed Charge Coverage Ratio.  The Borrower will not permit the Consolidated Fixed Charge Coverage Ratio as of the end of any Fiscal Quarter to be less than 1.50 to 1.00.

SECTION 6.13.     Changes in Fiscal Year.  The Borrower will not make any change to its Fiscal Year as such period is set on the Effective Date.

SECTION 6.14.     Off-Balance Sheet Liabilities.  The Borrower will not, and will not permit any of the Subsidiaries to, enter into or suffer to exist any transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities in excess of $2,000,000 in the aggregate at any time outstanding.

ARTICLE VII

Events of Default

SECTION 7.01.     Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a)                                  the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)                                  any representation or warranty made by or on behalf of the Borrower or any Subsidiary in, or deemed made in connection with, any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect or misleading in any material respect when made or deemed made;

(d)                                 the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections  5.01(a) through (d), 5.02, 5.03 (with respect to the Borrower’s or any Loan Party’s existence), 5.08 or in Article VI;

(e)                                  the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01 (e) through (j), and such failure shall continue unremedied for a period of 10 days;

(f)                                    any Loan Party or other Guarantor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (d) or (e) of this Section) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) and (B) a Responsible Officer of the applicable Loan Party or other Guarantor otherwise becoming aware of such default;

(g)                                 The Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) beyond any applicable grace period;

(h)                                 any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, or to cause an offer to prepay, repurchase, redeem or defease such Material Indebtedness to be made, prior to its scheduled maturity; provided that this clause (h) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(i)                                     an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(j)                                     the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k)                                  the Borrower or any Subsidiary shall become unable, admit in writing its inability, or fail generally to pay its debts as they become due;

(l)                                     there is entered against the Borrower or any Subsidiary (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) in excess of the Threshold Amount (to the extent not covered by insurance), or (ii) any one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect;

(m)                               an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and/or any Subsidiary in an aggregate amount exceeding the Threshold Amount;

(n)                                 a Change in Control shall occur;

(o)                                 any Guaranty Agreement shall fail to remain in full force or effect (other than in accordance with the Loan Documents) or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Guaranty Agreement, or any Guarantor shall deny that it has any further liability under the Guaranty Agreement (other than as expressly permitted thereunder), or shall give notice to such effect;

(p)                                 any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except

(i) as permitted by the terms of any Collateral Document, and (ii) as a result of the Administrative Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Documents or (B) file UCC continuation statements, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document; or

(q)           any provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party or other Guarantor shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the commitment of each Lender to make Loans and the obligation of the Issuing Bank to issue, amend, renew or extend Letters of Credit, and thereupon such commitments and obligation shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) require that the Borrower cash collateralize the Total LC Exposure (by depositing an amount equal to the Total LC Exposure in an LC Collateral Account); and in case of any event with respect to the Borrower described in clause (i) or (j) of this Section, the commitment of each Lender to make Loans and the obligation of the Issuing Bank to issue, amend, renew or extend Letters of Credit shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and the obligation of the Borrower to cash collateralize the Total LC Exposure as aforesaid shall automatically become effective.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

SECTION 7.02.     Application of Proceeds.  Any proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its rights and remedies provided under the Loan Documents or at law or equity, shall be applied by the Administrative Agent in the following order:

First, to the payment of all costs and expenses incurred by the Administrative Agent in connection with such sale, collection or other realization;

Second, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent in its capacity as such;

Third, to the payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuing Bank (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Bank), ratably among them in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to the payment of that portion of the Obligations constituting accrued and unpaid commitment fees pursuant to Section 2.11(a), Letter of Credit Fees and interest on the Loans, LC Disbursements and other Obligations, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to the payment of that portion of the Obligations constituting unpaid principal of the Loans, LC Disbursements and amounts owing under Secured Swap Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Issuing Bank, and any Affiliates of Lenders to whom any Secured Swap obligations or Secured Cash Management Obligations are owed in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the Administrative Agent for the account of the Issuing Bank, to cash collateralize the aggregate undrawn amount of all outstanding Letters of Credit; and

Last, the balance, if any, after all the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

Subject to Section 2.05(e), amounts used to cash collateralize the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby and by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable to the Lenders for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered under this Agreement or any other Loan Document or in connection with this Agreement or any other Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York City, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01.     Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)            if to the Borrower, to DG FastChannel, Inc., 750 W. John Carpenter Freeway, Suite 700, Irving, Texas 75039, Attention of Mr. Omar Choucair, (Telecopy No. (972) 581-2100), with a copy to Latham & Watkins, LLP, 885 Third Avenue, New York, New York 10022, Attention of Mr. David Teh (Telecopy No. (212) 751-4864);

(ii)           if to the Administrative Agent, the Swingline Lender or the Issuing Bank, to JPMorgan Chase Bank, N.A., 2200 Ross Avenue, 8th Floor, Dallas, Texas 75201, Attention of Mr. Chris Snodgrass (Telecopy No. (214) 965-2884), with copies to (A) JPMorgan Chase Bank, N.A., JPMorgan Loan Services, 10 South Dearborn Street, Floor 7, Chicago, Illinois 60603-2003, Attention of Angela Bouie (Facsimile No. (888) 303-9732) and (B) Baker Botts L.L.P., 2001 Ross Avenue, Dallas, Texas 75201, Attention of Ms. Alison Boren (Telecopy No. (214) 661-4827); and

(iii)          if to any Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lenders.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.     Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party or other Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties or other Guarantors that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Revolving Credit Commitment of any Lender without the written consent of such Lender, (B) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender affected thereby, (C) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Credit Commitment, without the written consent of each Lender affected thereby, (D) change Sections 2.17(b), 2.17(c) or 7.02 in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (E) change any of the provisions of this Section, the definition of “Required Lenders”, the definition of “Majority Facility Lenders”, or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (F) change any of the provisions of Section 2.19 without the written consent of the Administrative Agent, the Issuing Bank, the Swingline Lender and the Required Lenders, (G) release any Guarantor from its obligations under the Guaranty Agreement (except in connection with a transaction permitted herein or in the other Loan Documents) without the written consent of each Lender, (H) except as provided in any Collateral Document or otherwise in connection with a transaction permitted herein, release any of the Collateral without the written consent of each Lender, or (I) release the Borrower or permit the Borrower to assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lender or the Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Swingline Lender or the Issuing Bank, as the case may be.

(c)           The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties and other Guarantors on any Collateral (i) upon the termination of all Revolving Credit Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash-collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party or other Guarantor disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to a Loan Party or other Guarantor under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII.  Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties and other Guarantors in respect of) all interests retained by the Loan Parties or other Guarantors, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(d)           If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders, the consent of Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, the Administrative Agent or a Person reasonably acceptable to the Administrative Agent (and the Administrative Agent or such Person agrees to consent to the proposed amendment, modification, waiver or termination for which such Non-Consenting Lender’s consent has not been obtained) shall have the right to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Person, at par, all of its rights and obligations under this Agreement (including all of its Revolving Credit Commitment and the Loans at the time owing to it) and all accrued interest and fees (including any related processing and/or recordation fees) with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption.

(e)           Revolving Credit Extension Offers.

(i)            The Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Revolving Credit Extension Offer”) to all the Revolving Credit Lenders to make one or more Permitted Amendments (as defined in paragraph (iii) below) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower.  Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendments and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days after the date of such notice).  Permitted Amendments shall become effective only with the acceptance of the Administrative Agent, the Issuing Bank and the Swingline Lender and only with respect to the Revolving Credit Loans and Revolving Credit Commitments of the Revolving Credit Lenders that accept the applicable Revolving Credit Extension Offer (such Lenders, the “Extending Revolving Credit Lenders”).

(ii)           The Borrower and each Extending Revolving Credit Lender shall execute and deliver to the Administrative Agent a Revolving Credit Extension Agreement (which may take the form of an amendment and restatement of this Agreement, or other form, in either case so long as no modifications are made that would otherwise be prohibited by this Section 9.02 without obtaining the vote of any other Lenders) and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Revolving Credit Extension Agreement.  The Lenders hereby irrevocably authorize the Administrative Agent to enter into technical amendments to this Agreement and the other Loan Documents as may be necessary or advisable to effectuate the transactions contemplated by the Permitted Amendments and only with respect to the Revolving Credit Loans and Revolving Credit Commitments of the Extending Revolving Credit Lenders (including amendments to Section 2.17 hereof if deemed advisable by the Administrative Agent, and any other amendments necessary to treat the Revolving Credit Loans and Revolving Credit Commitments of the Extending Revolving Credit Lenders as Extended Revolving Credit Loans and/or Extended Revolving Credit Commitments, including, without limitation, to include appropriately the Extending Revolving Credit Lenders in any determination of Required Lenders, and to incorporate appropriately any Extended Revolving Credit Loans into the provisions of Article II or other similar provisions).  Notwithstanding the foregoing, no Permitted Amendment shall become effective under this Section 9.02(e) unless the Administrative Agent shall have received legal opinions, a certificate of an Authorized Officer, board resolutions and such other corporate documents as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(iii)          “Permitted Amendments” shall be, when used in this Section 9.02(e), (i) an extension of the final maturity date of the Revolving Credit Loans and/or Revolving Credit Commitments of the Extending Revolving Credit Lenders (provided that such extensions may not result in having more than one additional final maturity date under this Agreement in any year without the consent of the Administrative Agent), (ii) an increase in the Applicable Margin with respect to the applicable Revolving Credit Loans and/or Revolving Credit Commitments of the Extending Revolving Credit Lenders and the payment of increased commitment fees and/or other additional fees to the Extending Revolving Credit Lenders, (iii) the requirement that all Letters of Credit or Swingline Loans be drawn only under an Extended Revolving Credit Subfacility, and (iv) technical requirements regarding borrowings, prepayments, conversion or cancellation of existing Revolving Credit Loans or Swingline Loans or Letters of Credit and other similar matters.

SECTION 9.03.     Expenses; Indemnity; Damage Waiver.  (a)  The Borrower agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one transaction counsel and one local counsel for each relevant jurisdiction, in each case, for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with this Agreement or any of the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or the parties to any other Loan Document of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Swingline Lender or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Swingline Lender or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Swingline Lender or the Issuing Bank in its capacity as such.

(d)           To the extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)           All amounts due under this Section shall be payable not later than three Business Days after written demand therefor.

SECTION 9.04.     Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)          the Borrower, provided that no consent of the Borrower shall be required if (1) an Event of Default has occurred and is continuing, or (2) immediately prior to giving effect to such assignment, the assignee is a Lender with a Revolving Credit Commitment or an Affiliate of such a Lender;

(B)           the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Revolving Credit Commitment to an assignee that is a Lender with a Revolving Credit Commitment immediately prior to giving effect to such assignment; and

(C)           the Issuing Bank.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment or Loans of any Class, the amount of the Revolving Credit Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) in the case of a Revolving Credit Commitment, $2,500,000, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing, and provided further that simultaneous assignments to a Lender and its Approved Funds shall be considered in the aggregate for purposes of this paragraph;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each

Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i)  Any Lender may, without the consent of the Borrower, the Administrative Agent, the Swingline Lender or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.  Each Lender that sells a participation shall maintain at one or more of its offices a register on which it enters the name and address of each Participant and the principal amounts and terms of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent that such disclosure is necessary to establish that such Loans or other obligations under the Loan Documents are in registered form for United States federal income tax purposes.

(ii)           Notwithstanding any provision of Section 9.04(c)(i) to the contrary, a Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16, with respect to any Participation, than its Participating Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16, including paragraph (e) thereof, as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.     Survival.  All covenants, agreements, representations and warranties made by the Loan Parties and other Guarantors herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Credit Commitments have not expired or terminated.  The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Credit Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.     Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  The rights and obligations of the parties to this Agreement shall be determined solely from this Agreement, and any prior oral agreements between the parties are superseded by and merged into this Agreement.  This Agreement, the other Loan Documents, as defined in this Agreement, and any separate letter agreements with respect to fees payable to the Administrative Agent represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement; provided that any such delivery by electronic transmission shall be effective only if transmitted in .pdf format, .tif format or other format in which the text is not readily modifiable by any recipient thereof..

SECTION 9.07.     Severability.  Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.     Right of Setoff.  If an Event of Default shall have occurred and be continuing, the Administrative Agent, the Issuing Bank, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Person to or for the credit or the account of any Loan Party or other Guarantor against any and all of the Secured Obligations held by such Person, irrespective of whether or not such Person shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured.  The rights of the Administrative Agent, the Issuing Bank, each Lender and each of their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Person may have.

SECTION 9.09.     Governing Law; Jurisdiction; Consent to Service of Process.  (a)This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(b)           The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or other Guarantor or its properties in the courts of any jurisdiction.

(c)           The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.     WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.     Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.     Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties or other Guarantors and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the

Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Loan Parties.  For the purposes of this Section, “Information” means all information received from the Loan Parties relating to the Loan Parties or their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Loan Party.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13.     Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14.     USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that, pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party and other Guarantor, which information includes the name and address of the Borrower and each other Loan Party and other Guarantor and other information that will allow such Lender to identify the Borrower and each other Loan Party and other Guarantor in accordance with the Act.  The Borrower shall provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent or such Lender in maintaining compliance with the Act.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DG FASTCHANNEL, INC.

By	/s/ Omar Choucair
Name: Omar Choucair
Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Swingline Lender and Issuing Bank

By	/s/ Chris Snodgrass
Name: Chris Snodgrass
Title: Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By	/s/ Chris Snodgrass
Name: Chris Snodgrass
Title: Vice President

BANK OF AMERICA, N.A., as a Lender

By	/s/ Charles Dale
Name: Charles Dale
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By	/s/ Colleen McEvoy
Name: Colleen McEvoy
Title: Vice President

WELLS FARGO BANK, N.A., as a Lender

By	/s/ Clint Bryant
Name: Clint Bryant
Title: Senior Vice President

COMERICA BANK, N.A., as a Lender

By	/s/ Charles Fell
Name: Charles Fell
Title: Vice President

FIFTH THIRD BANK, N.A., as a Lender

By	/s/ Mike Mendenhall
Name: Mike Mendenhall
Title: Vice President